Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-41721, 33-49476, 33-14251, 33-89509 and 333-81798) pertaining to the Stock Option Plan and Employee Savings and Investment Plans of Federal Signal Corporation and to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-71886, 333-76372 and 333-98993) of Federal Signal Corporation and in the related Prospectuses of our report dated March 9, 2005, except for Note E, as to which the date is March 15, 2005, with respect to the consolidated financial statements and schedule of Federal Signal Corporation, and our report dated March 9, 2005 with respect to Federal Signal Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Federal Signal Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

Ernst & Young LLP

Chicago, Illinois
March 9, 2005